ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of this 28th day of March, 1994, between V TECHNOLOGY HOLDINGS CORP., a Delaware corporation ("V Tech Holdings"), GOLDSTAR TELECOMMUNICATION CO., LTD., a corporation organized under the laws of the Republic of Korea ("GST"), STEVEN SHERMAN ("Sherman"), GLENN R. FITCHET ("Fitchet") and STKK Service Company, as Escrow Agent ("Escrow Agent").

     RECITALS:

     A. Effective as of the date hereof, V Tech Holdings, V Tech Acquisition, GST, The Opportunity Fund, a limited partnership, and The Sherman Group, a participant in The Opportunity Fund, Sherman and Fitchet entered into a Stockholders Agreement.

     B. The Stockholders Agreement contemplated that Sherman and Fitchet would acquire (in addition to shares being acquired through The Opportunity Fund or The Sherman Group) one million (1,000,000) shares (representing 25% of all outstanding shares) of the outstanding common stock of V Tech Holdings.

     C. The Stockholders Agreement further provided that six hundred thousand (600,000) of the one million (1,000,000) shares of common stock to be acquired by Sherman and Fitchet were to be held in escrow pursuant to an Escrow Agreement and released at such times as certain conditions were met.

     D. The parties desire to provide for the escrow of six hundred thousand (600,000) shares of the common stock to be acquired by Sherman and Fitchet as contemplated by the Stockholders Agreement.

     NOW, THEREFORE, in consideration of mutual covenants and agreements hereinafter set forth, the parties hereto understand and agree as follows:

     1. DEPOSIT INTO ESCROW. V Tech Holdings herein deposits with the Escrow Agent six hundred thousand (600,000) of the shares of common stock to be acquired by Sherman and Fitchet in V Tech Holdings (the "Escrowed Stock"). Sherman and Fitchet herein acknowledge and consent to the escrow of the Escrowed Stock.

     2. HOLDING OF ESCROWED STOCK. The Escrow Agent is hereby instructed to hold the stock certificates evidencing the Escrowed Stock until it is notified to release such certificates pursuant to the terms hereof. The Escrow Agent agrees that it will use its best efforts to safeguard and protect the stock certificates.

     3. CONDITION FOR RELEASE OF ESCROWED STOCK FROM ESCROW, The Escrowed Stock will be released from escrow as follows:

     A. Two hundred thousand (200,000) shares of Escrowed Stock will be returned to Sherman and Fitchet upon payment of the document against acceptance 360-day usance of $3.5 Million Dollars within twelve (12) months from the date hereof.

     B. An additional two hundred thousand (200,000) shares of Escrowed Stock will be returned to Sherman and Fitchet upon achieving the Business Case of the first year.

     C. One hundred thousand (100,000) shares of Escrowed Stock will be returned to Sherman and Fitchet upon payment of the $1.2 Million Dollar standby letter of credit guaranteed by GST within 18 months of the date hereof.

     D. One hundred thousand (100,000) shares of Escrowed Stock will be returned to Sherman and Fitchet upon achieving the Business Case for the second year.

     E. Business Case, as used herein, means such sales targets and before tax operating income as shall be agreed to by GST, Sherman and Fitchet after the execution hereof.

     4. FAILURE TO MEET CONDITION OF RELEASE. In the event that any of the conditions set forth in the preceding paragraph are not met, then the number of shares allocated to the performance of that condition shall be released to and become the property of GST.

     5. MECHANICS OF DISTRIBUTION OF ESCROWED STOCK.

          a. At such time that Fitchet or Sherman desire to have any of the Escrowed Stock released from the escrow, they shall present the Escrow Agent with written notice indicating the specific event that has occurred giving rise to a release of such Escrowed Stock, with a copy of such written notice to GST. If within twenty (20) days following delivery of the notice to the Escrow Agent and GST, the Escrow Agent is not in receipt of a written notice from GST disputing the disposition of the Escrow Stock as set forth in the written notice, the Escrow Agent shall distribute the escrowed stock as requested in the written notice.

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
          b. If within twenty (20) days after receipt of the written notice, the Escrow Agent shall have received a notice from GST contesting the payment of the Escrowed Stock, the Escrow Agent shall retain possession of the disputed stock until the controversy has been settled by Fitchet, Sherman and GST, and the Escrow Agent will take further action with respect to such portion of the Escrowed Stock only in accordance with the terms of an agreement signed by Sherman, Fitchet, and GST dated subsequent to the date of the Escrow Agent's receipt of the applicable notice of dispute, or, in the alternative, upon the order of a court of competent jurisdiction.

     6. DUTIES OF THE ESCROW AGENT. The Escrow Agent shall perform only such duties as are expressly set forth in this Agreement. The Escrow Agent may resign from its duties or obligations hereunder by giving at least 10 days prior written notice of such resignation to Sherman, Fitchet and GST, specifying the date when such resignation will take effect (which shall not, in any case, be prior to the appointment of its successor Escrow Agent). GST shall, upon receipt of such notice, designate a successor Escrow Agent, which successor Escrow Agent shall be acceptable to Sherman and Fitchet.

     7. ESCROW FEES. GST shall be responsible for the payment of escrow fees required by the Escrow Agent hereunder, if any.

     8. CONDITIONS OF ESCROW: The Escrow Agent shall:

               a. Be under no duty or responsibility to bring action to enforce any of the terms or conditions of this Agreement;

               b. Have no responsibility for and make no representation as to the validity, authenticity or sufficiency of this Agreement or the value, validity or genuineness of any instrument deposited with it hereunder;

               c. Not be liable for acting upon any notice, request, certificate, approval, consent, confirmation slip or other paper believed by it to be genuine and to be signed by the proper party;

               d. Be entitled to consult with counsel and shall not be liable for any action, suffered or omitted by it in good faith and believed by it to be authorized under this Agreement; and

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
               e. Sherman and Fitchet on the one hand, and GST on the other hand, shall each be responsible for reimbursing the Escrow Agent one-half of all attorneys' fees and costs actually and reasonably incurred by the Escrow Agent in connection with any claim made against the Escrow Agent resulting from any action taken by the Escrow Agent for which the Escrow Agent is relieved from liability pursuant to this paragraph, except for any claim, charge or liability arising as a result of gross negligence or willful misconduct on the part of the Escrow Agent.

     9. STOCK OR CASH DIVIDENDS. In the event that any stock or cash dividend is paid relating to the Escrowed Stock, Escrow Agent shall retain such cash or stock dividend as part of the escrow and make the distributions of such stock or cash at such time and to the person or entity so entitled.

     10. TERMINATION OF AGREEMENT. This Agreement and the escrow established hereby shall terminate upon the delivery of all of the Escrowed Stock to Sherman and Fitchet or GST, as the case may be, pursuant to the terms of this Agreement.

     11. BINDING NATURE; SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns, provided, however, that no party hereto may assign its rights hereunder, or delegate its obligations hereunder without the consent of the other parties hereto.

     12. FURTHER ASSISTANCE. Each party to this Agreement agrees that on the written request of any other party hereto, it will execute and deliver from time to time any additional instruments or documents reasonably considered necessary by a party or its counsel to effectuate the transactions contemplated hereunder.

     13. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, regardless of any conflict-of-law rules to the contrary.

     14. SEVERABILITY. If any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15. LEGAL EXPENSES. If any action is brought to enforce or interpret any part of this Agreement, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages,

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reasonable attorneys' fees and costs and expenses of suit or arbitration to be fixed by the court or arbitration panel. The prevailing party shall be the party that is entitled to recover its costs of suit as ordered by the court, applicable law, court rules or the arbitration panel. A party not entitled to recover its costs shall not recover attorneys' fees.

     16. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       V TECHNOLOGY HOLDINGS CORP., a
                                       Delaware Corporation

                                       By: /s/ Steve Sherman
                                           -------------------------------------
                                       Its: President


                                       GOLDSTAR TELECOMMUNICATION CO.,
                                       LTD. a corporation organized under
                                       the laws of the Republic of Korea

                                       By: /s/ S.H. Oh
                                           -------------------------------------
                                       Its: President


                                       [ESCROW AGENT]
                                       STKK Service Company
                                       an Arizona Corporation

                                       By: /s/ Michael R. Rooney
                                           -------------------------------------
                                       Its: Vice President


                                       /s/ Steven Sherman
                                       -----------------------------------------
                                       Steven Sherman

                                       /s/ Glenn R. Fitchet
                                       -----------------------------------------
                                       Glenn Fitchet

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